Exhibit 1

FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE

Farm Bureau 401(k) Savings Plan
Years Ended December 31, 2002 and 2001

Farm Bureau 401(k) Savings Plan

Financial Statements and Supplemental Schedule

Years Ended December 31, 2002 and 2001

Report of Independent Auditors

The Board of Directors
Iowa Farm Bureau Federation

We have audited the accompanying statements of net assets available for benefits of the Farm Bureau 401(k) Savings Plan as of December 31, 2002 and 2001, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2002 and 2001, and the changes in its net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States.

Our audits were made for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedule of assets (held at end of year) is presented for the purposes of additional analysis and is not a required part of the financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. This supplemental schedule has been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.

/s/ Ernst & Young LLP

Des Moines, Iowa
May 2, 2003

Farm Bureau 401(k) Savings Plan

Statements of Net Assets Available for Benefits

	December 31,

	2002	2001

Assets
Investments:
Mutual funds, at fair value	$22,730,560	$19,854,976
Pooled investment trust, at fair value	9,998,147	6,960,072
Group flexible premium deferred annuity	7,147,954	5,899,102
Notes receivable from participants	1,428,212	1,165,083

Total investments	41,304,873	33,879,233

Contribution receivables:
Employer	2,501	6,836
Participants	2,998	4,071

Total contribution receivables	5,499	10,907

Cash	4	—
Accrued investment income receivable	345	12,511

Total assets	41,310,721	33,902,651

Liabilities
Amount payable for pending investment trades	78,355	100,611

Total liabilities	78,355	100,611

Net assets available for benefits	$41,232,366	$33,802,040

See accompanying notes.

Farm Bureau 401(k) Savings Plan

Statements of Changes in Net Assets Available for Benefits

	Year Ended December 31,

	2002	2001

Additions:
Investment income:
Interest	$423,372	$440,554
Dividends	556,476	449,996
Net unrealized and realized losses on investments	(2,216,460)	(1,317,835)

	(1,236,612)	(427,285)

Contributions:
Employees	5,361,623	4,785,214
Employer	2,805,256	1,994,509
Rollovers from other plans	603,230	308,292
Transfer in from other plan	1,913,006	—

Total additions	9,446,503	6,660,730

Deductions:
Benefits paid to participants	2,006,377	2,259,528
Administrative expenses	9,800	9,150

Total deductions	2,016,177	2,268,678

Net additions	7,430,326	4,392,052

Net assets available for benefits at beginning of year	33,802,040	29,409,988

Net assets available for benefits at end of year	$41,232,366	$33,802,040

See accompanying notes.

Farm Bureau 401(k) Savings Plan

Notes to Financial Statements

1. Significant Accounting Policies

Investments in mutual funds are stated at fair market value, based on the latest quoted market price. The pooled investment trust is stated at fair market value, based on the latest quoted market price of the investments (principally common stock of FBL Financial Group, Inc.) held within the fund. Investment in group flexible premium deferred annuity, which is considered a fully benefit-responsive contract, is valued at contract value (including earnings attributed to the investment). Contract value approximates fair value.

Notes receivable from participants are stated at the unpaid principal balance plus accrued interest, which approximate fair value. The interest rate used is the Wells Fargo prime lending rate at the origination of the loan. Interest rates on loans outstanding at year end ranged from 4.25% to 9.50% for 2002 and 4.75% to 9.00% for 2001.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. Description of the Plan

Farm Bureau 401(k) Savings Plan (the Plan) is a defined contribution plan which is designed to provide retirement benefits. The Plan covers substantially all employees of the Iowa Farm Bureau Federation and affiliated companies, the Arizona Farm Bureau Federation, the New Mexico Farm and Livestock Bureau, the Minnesota Farm Bureau Federation, the South Dakota Farm Bureau Federation, the Utah Farm Bureau Federation, the Farm Bureau Insurance Company of Nebraska, and the Nebraska Farm Bureau Federation (collectively, the Companies). Participants may contribute a portion of their salaries, pre-tax, to the Plan. The maximum amount contributed is determined by each participating company, set at 50% during 2002 and ranging from 11% to 20% during 2001, and additional limits are imposed by the Internal Revenue Service. Certain

Farm Bureau 401(k) Savings Plan

Notes to Financial Statements (continued)

participating companies also match employee contributions from up to 2% to 4% of eligible salary.

The Plan also allows for participants to borrow money from the Plan subject to certain provisions.

Employer-matching contributions for certain participating companies are invested in FBL Financial Group, Inc. common stock through ownership of units of a pooled investment trust. Participants own units of this trust rather than directly owning the stock. Participants are immediately fully vested in such contributions.

On termination of service, the participant may elect to receive either a lump-sum amount equal to the value of the account or equal installment payments over a period of time not to exceed the life expectancy of the participant.

Wells Fargo Bank N.A. is the Plan’s trustee and provides recordkeeping services to the Plan.

Although it has not expressed an intent to do so, the Companies have the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA.

The foregoing description of the Plan provides only general information. A more complete description of the Plan’s provisions may be obtained from the Plan administrator.

During 2002, the assets of the Western Farm Bureau Management Corporation Voluntary Employee Savings Plan were transferred into the Farm Bureau 401(k) Savings Plan. Employees of Western Farm Bureau Management Corporation became employees of FBL Financial Group, Inc. and began contributing to the Farm Bureau 401(k) Savings Plan in 1998. Since then all previously contributed funds were held in the separate plan. The assets transferred consisted of $1,851,584 of investments and $61,422 of loans to participants.

3. Investments

Contributions are invested in mutual funds and a group flexible premium deferred annuity sponsored by or offered by the Companies and, as discussed above, a pooled investment trust which invests primarily in the common stock of FBL Financial Group, Inc., and six unaffiliated mutual funds. Participants may select the investments in which

Farm Bureau 401(k) Savings Plan

Notes to Financial Statements (continued)

to invest their contributions. The mutual funds invest primarily in common stocks, fixed income, high quality corporate bonds, debt securities of the United States Government and short-term money market instruments. Participants electing to have contributions deposited into the group flexible premium deferred annuity receive interest at a rate determined by management of Farm Bureau Life Insurance Company, with a guaranteed minimum rate of 3%. These rates vary based upon the investment experience of the general account of Farm Bureau Life Insurance Company. The interest rate credited to these contributions ranged from 5.20% to 5.60% during 2002 and from 5.60% to 6.00% during 2001.

Participants who elect to purchase units in the pooled investment trust do so at the market price of the units when the trade is executed.

All investments are considered participant directed.

The fair values of individual investments that represent 5% or more of the Plan’s net assets are as follows:

	December 31,

	2002	2001

EquiTrust Series Fund, Inc.:
Managed Portfolio (246,916 shares in 2002 and 215,522 shares in 2001)	$2,841,999	$2,614,279
Blue Chip Portfolio (132,236 shares in 2002 and 111,697 shares in 2001)	4,059,644	4,290,275
Value Growth Portfolio (382,298 shares in 2002 and 348,659 shares in 2001)	3,448,330	3,566,777
Fidelity Advisor Mid-Cap Fund (143,980 shares in 2002 and 115,252 shares in 2001)	2,224,488	2,193,241
Wells Fargo Large Company Growth Fund (62,713 shares in 2002 and 44,706 shares in 2001)	2,239,468	2,220,563
FBL Financial Group, Inc. common stock (502,758 shares in 2002 and 398,071 shares in 2001*)	9,788,698	6,639,824
Group flexible premium deferred annuity	7,147,954	5,899,102

*	The FBL Financial Group, Inc. common stock is owned indirectly through investment in a pooled investment trust.

Farm Bureau 401(k) Savings Plan

Notes to Financial Statements (continued)

During 2002 and 2001, the Plan’s investments (including investments purchased, sold as well as held during the year) increased (decreased) in fair value as follows:

	Year Ended December 31,

	2002	2001

Mutual funds	$(1,688,597)	$(568,559)
Pooled investment trust	(527,863)	(749,276)

	$(2,216,460)	$(1,317,835)

The Plan had open investment trades totaling $78,355 at December 31, 2002 and $100,611 at December 31, 2001, which were settled during January of the next year. The investments and liability for the trades in process have been reflected in the statement of net assets available for benefits.

4. Income Tax Status

The Plan has received a determination letter from the Internal Revenue Service dated November 6, 2002, stating that the Plan is qualified under Section 401(a) of the Internal Revenue Code of 1986 (the Code) and, therefore, is exempt from taxation. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The Plan was amended subsequent to the IRS determination letter. The Plan Administrator believes the Plan is being operated in compliance with the applicable requirements of the Code and, therefore, believes that the Plan is qualified and the related trust is tax exempt.

5. Administrative and Operating Expenses

The Companies pay substantially all administrative and operating expenses of the Plan.

6. Subsequent Events

Effective January 1, 2003, the Plan was amended to add the Kansas Farm Bureau as a participating employer. Assets totaling $16,057,519 from the Kansas Farm Bureau Super Saver Retirement Savings Plan were transferred into the plan.

Supplemental Schedule

Farm Bureau 401(k) Savings Plan
E.I.N. 42-0331840
Plan #004

Schedule H, Line 4(i) — Schedule of Assets (Held at End of Year)

December 31, 2002

	Description of Investment, Including
Identity of Issue, Borrower,	Maturity Date, Rate of Interest,		Current
Lessor, or Similar Party	Collateral, Par or Maturity Value	Cost (1)	Value

Participant directed:
	Mutual funds, at fair value:
EquiTrust Series Fund, Inc. (2)	High Grade Bond Portfolio		$ 1,729,578
EquiTrust Series Fund, Inc. (2)	Strategic Yield Portfolio		1,296,065
EquiTrust Series Fund, Inc. (2)	Managed Portfolio		2,841,999
EquiTrust Series Fund, Inc. (2)	Money Market Portfolio		1,226,895
EquiTrust Series Fund, Inc. (2)	Blue Chip Portfolio		4,059,644
EquiTrust Series Fund, Inc. (2)	Value Growth Portfolio		3,448,330
American Century Investments	Small Cap Value Fund		792,403
Dreyfus Investments	Dreyfus Emerging Leaders Fund		1,630,656
Fidelity Investments	Fidelity Advisor Mid-Cap Fund		2,224,488
T. Rowe Price	T. Rowe Price International Fund		907,420
Van Kampen Investments	American Cap Comstock Fund (A)		333,614
Wells Fargo, Inc. (2)	Wells Fargo Large Company Growth Fund		2,239,468

	Pooled investment trust investments, at fair value:
FBL Financial Group, Inc. (2)	FBL Financial Group, Inc. Common Stock		9,788,698
Wells Fargo, Inc. (2)	Short Term Investment Fund for EBT		209,449

Farm Bureau Life Insurance Company (2)	Group flexible premium deferred annuity		7,147,954

Various participants	Notes receivable, 4.25% — 9.50%, due through August 2010		1,428,212

Total investments			$41,304,873

(1)	Cost information is only required for non-participant directed investments.

(2)	The issuer is considered a party-in-interest to the Plan.